Exhibit 10.4

DIVIDEND REINVESTMENT PROGRAM

OF

Andalusian Credit Company, LLC

Andalusian Credit Company, LLC, a Delaware limited liability company (the “Company”), has adopted the following program (the “Program”), to be administered by the Company or such other administrator as the Company may appoint (the “Program Administrator”), with respect to dividends and other distributions declared by the Board of Managers of the Company (the “Board”) on the Company’s limited liability company interests (“Shares”):

1.            Unless a shareholder (“Member”) specifically elects to receive cash, all net investment income dividends and all capital gains distributions hereafter declared by the Board shall be payable in the Shares of the Company, and no action shall be required on such Member’s part to receive a distribution in Shares.

2.            Such net investment income dividends and capital gains distributions shall be payable on such date or dates as may be fixed from time to time by the Board to Members of record at the close of business on the record date(s) established by the Board for the net investment income dividend and/or capital gains distribution involved.

3.            The Company shall use only newly-issued Shares to implement the Program. The number of Shares to be issued to a Member that has not elected to have its distributions in cash in accordance with paragraph 4 (each, a “Participant”) shall be determined by dividing the total dollar amount of the distribution payable to such Participant by the net asset value per share as of the last day of the Company’s fiscal quarter immediately preceding the date such distribution was declared (the “Reference NAV”); provided that in the event a distribution is declared on the last day of a fiscal quarter, the Reference NAV shall be deemed to be the net asset value per share as of such day.

4.            A Member may elect from time to time to receive his, her or its net investment income dividends and capital gains distributions in cash. To exercise this option, such Member shall notify the Program Administrator, in writing, so that such notice is received by the Program Administrator no later than twenty business days prior to the payment date fixed by the Board for the net investment income dividend and/or capital gains distribution. If the request to terminate participation in the Program is received less than twenty business days prior to the payment date, then that dividend will be reinvested, but all subsequent dividends on all balances will be paid out in cash. Such election shall remain in effect (without the requirement to confirm the election) until the Member shall notify the Company in writing of such Member’s withdrawal of the election, which notice shall be delivered to the Company no later than twenty business days prior to the payment date fixed by the Board for the next net investment income dividend and/or capital gains distribution by the Company.

5.            The Program Administrator will set up an account for Shares acquired pursuant to the Program for each Participant. The Program Administrator will hold each Participant’s Shares, together with the Shares of other Participants, in non-certificated form in the Program Administrator’s name or that of its nominee.

6.            The Program Administrator will confirm to each Participant each acquisition made pursuant to the Program as soon as practicable but not later than thirty business days after the date thereof. Although each Participant may from time to time have an undivided fractional interest (computed to three decimal places) in Shares of the Company, no certificates for a fractional share will be issued. However, dividends and distributions on fractional Shares will be credited to each Participant’s account. In the event of termination of a Participant’s account under the Program, the Program Administrator will adjust for any such undivided fractional interest in cash at the market value of the Company’s Shares at the time of termination.

7.            If the Program Administrator is not the Company, the Program Administrator will forward to each Participant any Company-related proxy solicitation materials and each Company report or other communication to Members, and will vote any Shares held by it under the Program in accordance with the instructions set forth on proxies returned by Participants to the Company or the Program Administrator.

8.            In the event that the Company makes available to its Members rights to purchase additional Shares or other securities, the Shares held by the Program Administrator for each Participant under the Program will be added to any other Shares held by the Participant in certificated form in calculating the number of rights to be issued to the Participant.

9.            If the Program Administrator is not the Company, the Program Administrator’s service fee, if any, and expenses for administering the Program will be paid for by the Company.

10.            Each Participant may terminate his, her or its participation in the Program by so notifying the Program Administrator by such means as the Program Administrator may specify in writing to the Participants. Such termination will be effective immediately if the Participant’s notice is received by the Program Administrator more than twenty business days prior to any dividend or distribution payment date. If notice to terminate the Participant’s account is received less than twenty business days prior to a payment date then that dividend or distribution will be reinvested, but all subsequent dividends and distributions will be paid out in cash on all balances. The Program may be terminated by the Company upon notice in writing mailed to each Participant at least thirty days prior to any record date for the payment of any dividend or distribution by the Company.

11.            For as long as the Company is the Program Administrator, a Participant may notify the Program Administrator at 51 John F. Kennedy Parkway, Short Hills, NJ 07078, or such other administrator as the Company may appoint.

12.            The Program Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Program and to comply with applicable law.

13.            These terms and conditions shall be governed by the laws of the State of Delaware, without regard to the conflicts of law principles thereof, to the extent such principles would require or permit the application of the laws of another jurisdiction.

Effective as of July 31, 2023